Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164891

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 9, 2010)

200,000 Shares

ALPHATEC HOLDINGS, INC.

Common Stock

We are offering 200,000 shares of our common stock to Aleutian Equity Holdings, LLC, or AEH, pursuant to this prospectus supplement. The shares of common stock are being issued in accordance with the First Amendment to the Media Advertising Agreement, or the Amendment, between AEH and us dated as of November 21, 2012 as part of the consulting fees payable by us to AEH under the Media Advertising Agreement. We will not receive any cash proceeds in connection with the issuance of the shares to AEH nor will we receive any cash proceeds from AEH’s sale of the shares.

This prospectus supplement should be read in conjunction with the prospectus dated April 9, 2010.

Investing in our common stock involves significant risks. See the section entitled “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2011 and any updates to those risk factors in our subsequent quarterly reports on Form 10-Q and any current reports on Form 8-K, which are incorporated by reference into, and deemed to be a part of, this prospectus supplement and the prospectus. See also “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 21, 2012.